EXHIBIT 10.60

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of  May 10, 2002, is made by and between MEDTOX SCIENTIFIC, INC., a Delaware corporation (“Scientific”), MEDTOX LABORATORIES, INC., a Delaware corporation (“Laboratories”), MEDTOX DIAGNOSTICS, INC., a Delaware corporation (“Diagnostics”), and CONSOLIDATED MEDICAL SERVICES, INC., a Delaware corporation (“Consolidated”, and together with Scientific, Laboratories and Diagnostics, collectively, the “Borrowers”, and each a “Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation formerly known as Norwest Business Credit, Inc. (the “Lender”).

Recitals

The Borrowers and the Lender are parties to an Amended and Restated Credit and Security Agreement dated as of May 7, 2001 but effective as of March 31, 2001, as amended by a First Amendment to Amended and Restated Credit and Security Agreement dated as of October 24, 2001 (as so amended, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                       Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“‘Maturity Date’ means March 31, 2005.”

“‘Revolving Floating Rate’ means an annual rate equal to the sum of the Prime Rate plus one-half percent (0.50%), which annual rate shall change when and as the Prime Rate changes.”

“‘Term Floating Rate’ means an annual rate equal to the sum of the Prime Rate plus three-quarters percent (0.75%), which annual rate shall change when and as the Prime Rate changes.”

2.                                       Requests for 2001 Capex Advances.  Section 2.9(a) is amended by changing the date “March 15, 2002” to “June 15, 2002.”

3.                                       Financial Covenants. Sections 6.13 – 6.16 and 7.10 are amended to read as follows:

“Section 6.13 Minimum Debt Service Coverage Ratio.  The Borrowers will maintain, on a consolidated basis, during each year-to-date period described below, their Debt Service Coverage Ratio, determined as at the end of each period, at not less than the ratio set forth opposite such period:

Year-to-date period ending	Minimum Debt Service Coverage Ratio
March 31, 2002	1.50 to 1.00
June 30, 2002	1.75 to 1.00
September 30, 2002	1.75 to 1.00
December 31, 2002	1.75 to 1.00

“Section 6.14 Minimum Net Income.  The Borrowers will achieve as of each date listed below, on a consolidated basis, Net Income of not less than the amount set forth opposite such date:

Date	Minimum Net Income
March 31, 2002	$400,000
June 30, 2002	$1,000,000
September 30, 2002	$1,900,000
December 31, 2002	$2,750,000

“Section 6.15 Minimum Book Net Worth.  The Borrowers will maintain on each date listed below, on a consolidated basis, Book Net Worth of not less than the amount set forth opposite such date:

Date	Minimum Book Net Worth
March 31, 2002	$22,750,000
June 30, 2002	$23,700,000
September 30, 2002	$24,800,000
December 31, 2002	$25,700,000

“Section 6.16 Maximum Debt to Book Net Worth Ratio.  The Borrowers will maintain, on a consolidated basis, the ratio of their Debt to their Book Net Worth, determined as at the end of each period, at not more than 1.75 to 1.00.

“Section 7.10 Capital Expenditures. During each fiscal year-to-date period described below, the Borrowers and their Subsidiaries will not incur or contract to incur in the aggregate, Capital Expenditures of more than the amount set forth opposite such period:

Year-to-date period ending	Capital Expenditures
March 31, 2002	$750,000
June 30, 2002	$3,750,000
September 30, 2002	$5,000,000
December 31, 2002	$5,000,000

4.                                       No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5.                                       Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof.

6.                                       Representations and Warranties. The Borrowers hereby represent and warrant to the Lender as follows:

(a)                                  Each Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by each Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to any Borrower, or the articles of incorporation or by-laws of any Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.                                       References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8.                                       No Waiver.  The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.                                       Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.                                 Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

11.                                 Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.		MEDTOX SCIENTIFIC, INC. MEDTOX DIAGNOSTICS, INC. MEDTOX LABORATORIES, INC CONSOLIDATED MEDICAL SERVICES, INC.
By
Kimberly Leppanen
Its Vice President

By
Richard J. Braun
Their Chief Executive Officer